www.aviatnetworks.com

Aviat Announces Stock Repurchase Program

AUSTIN, Texas, November 22, 2021 - Aviat Networks, Inc. (NASDAQ: AVNW), the leading expert in wireless transport solutions, today announced that its Board of Directors has authorized a stock repurchase program. Under the program, Aviat Networks may purchase up to $10 million of its outstanding common stock. This program is in addition to our previous $7.5 million stock buyback program for which funds have been exhausted.
Under the stock repurchase program, the Company intends to repurchase shares through authorized Rule 10b5-1 plans (which would permit the Company to repurchase shares when the Company might otherwise be precluded from doing so under insider trading laws), open market purchases, privately negotiated transactions, block purchases or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934.
The Company may choose to suspend or discontinue the repurchase program at any time. The repurchase program does not obligate the Company to purchase any number of shares.
As of October 31, 2021, Aviat had 11.2 million shares of common stock outstanding.
###
About Aviat Networks
Aviat Networks, Inc. is the leading expert in wireless transport solutions and works to provide dependable products, services and support to its customers. With more than one million systems sold into 170 countries worldwide, communications service providers and private network operators including state/local government, utility, federal government and defense organizations trust Aviat with their critical applications. Coupled with a long history of microwave innovations, Aviat provides a comprehensive suite of localized professional and support services enabling customers to drastically simplify both their networks and their lives. For more than 70 years, the experts at Aviat have delivered high performance products, simplified operations, and the best overall customer experience. Aviat Networks is headquartered in Austin, Texas. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.
Media Contact: Gary Croke, Aviat Networks, Inc., gary.croke@aviatnet.com
Investor Relations Contact: Keith Fanneron, Aviat Networks, Inc., keith.fanneron@aviatnet.com